EXHIBIT 99.1
Narrative Discussion of Pro Forma Adjustments to the Combined Company’s Reported Net Loss and Net Loss Per Share

On December 15, 2021, Isos Acquisition Corporation, a Cayman Islands exempted company (“Isos”) acquired Bowlero Corp., a Delaware corporation (“Old Bowlero”) pursuant to the business combination agreement, dated as of July 1, 2021, as amended (the “BCA”), between Old Bowlero and Isos. In connection with the consummation of the transactions contemplated by the BCA, Isos was redomiciled as a Delaware corporation and Old Bowlero was merged with and into Isos, with Isos surviving the merger (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Isos was renamed “Bowlero Corp.” (the “Company”).

The unaudited pro forma combined information has been presented for illustrative purposes only and may not be useful in predicting the future financial condition and results of operations of the Company.

The following table and subsequent discussion summarizes the pro forma adjustments to Bowlero Corp.’s reported net loss for the fiscal year ended July 3, 2022 in order to give effect of the Business Combination pursuant to the BCA as if it had occurred on June 28, 2021:

(in thousands)	Twelve months ended July 3, 2022
Reported net loss	$(40,167)
Adjustment for share-based compensation expense(1)	(5,206)
Adjustment for Series A preferred stock dividends(2)	(1,109)
Pro forma net loss	$(46,482)

1.The adjustment for share-based compensation expense relates to the incremental amount of share-based compensation expense for the five and a half months prior to the date the Business Combination actually occurred.
2.The adjustment for the Series A preferred stock dividends is to retroactively adjust to reflect only the accumulated dividends associated with the Series A preferred stock issued as part of the Business Combination and to eliminate the accumulated dividends associated with Series A preferred stock that was outstanding prior to the Business Combination and settled as part of the Business Combination.

The following table and subsequent discussion summarizes the pro forma adjustments to Bowlero Corp.’s reported net loss per share attributable to shares of Class A and Class B common stock for the twelve month period ended July 3, 2022 in order to give effect to the Business Combination as if it had occurred on June 28, 2021:

(in thousands, except share and per share amounts)	Twelve months ended July 3, 2022
Numerator
Pro forma net loss	$(46,482)
Denominator
Reported Basic and diluted weighted-average shares outstanding	155,837,154
Adjustment(1)	7,227,344
Pro forma basic and diluted weighted-average shares outstanding	163,064,498

Reported net loss per share, basic and diluted	$(0.26)
Adjustment(1)	(0.03)
Pro forma net loss per share, basic and diluted	$(0.29)

1.The adjustment relates to the shares assumed to be outstanding for the entire reporting period assuming the Business Combination occurred on June 28, 2021 and represents the additional shares included in the weighted-average number of shares outstanding.